Exhibit 99.1

NEWS RELEASE

CONTACTS:	Amin Khalifa, Chief Financial Officer IRIS International, Inc. 818-527-7323 -or- Ron Stabiner, The Wall Street Group, Inc. 212-888-4848
FOR IMMEDIATE RELEASE:
IRIS International Reports Record First Quarter Revenue Bolstered by Strong Recurring
Consumables and Service Revenue
CHATSWORTH, Calif., May 4, 2011 — IRIS International, Inc. (NASDAQ: IRIS), today announced record revenue of $26.9 million for the first quarter ended March 31, 2011, a 4% increase from revenue of $26.0 million in the prior year first quarter. Net income for the first quarter of 2011 was $523,000, or $0.03 per diluted share, which includes the net dilutive impact from Arista Molecular (“Arista”) of $1.0 million or $0.05 per diluted share. The Arista results benefited from a one-time gain of $1.2 million, or $0.07 per share, resulting from the revaluation of contingent consideration related to the acquisition of Arista. This compares with net income of $1.0 million, or $0.06 per diluted share, in the first quarter of 2010, which preceded the acquisition of Arista. Diluted weighted average shares outstanding for the three months ended March 31, 2011 and 2010, were 17.8 million and 18.0 million, respectively.
Following are highlights and more detail about results for the 2011 first quarter:
•	Record revenue of $26.9 million in Q1 2011 increased 4% from $26.0 million in Q1 2010.

•	Record IDD consumables and service revenue of $16.7 million in Q1 2011, a 16% increase over Q1 2010, and accounting for 62% of consolidated revenue.

•	iChem®VELOCITY™ and iRICELL® Workstation attained FDA 510(k) market clearance in Q1 2011.

•	Signed a Joint Development Agreement for the 3GEMS™ hematology platform with Fujirebio, Inc.

•	Diluted EPS of $0.03 in Q1 2011 versus $0.06 in Q1 2010 reflects the net dilutive effect of Arista’s loss from operations of approximately $1.0 million, or $0.05 per share.

•	Strong debt-free balance sheet with cash of $24.6 million at March 31, 2011.
“The record first quarter revenue reflects the resilient performance of our urinalysis business. We are very pleased with our business growth even though our domestic shipments were impacted by the delayed FDA clearance of our iChemVELOCITY, which was received in the last week of the quarter, and that the first quarter of 2010 was a tough comparable as it reflected a strong recovery of capital equipment sales after a sluggish 2009,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International. “IRIS is now able to present U.S. and most international customers a fully-integrated, bench top automated urinalysis solution under one proprietary platform. U.S. commercial shipments of iChemVELOCITY in combination with our iRICELL urinalysis workstation, which immediately commenced in March, are accelerating and we expect to see the benefits of anticipated improved gross margins and greater profitability for our core urinalysis business due to increased utilization of our manufacturing facilities in the U.S. and our strip manufacturing plant in Germany,” he added.
“The first quarter witnessed two major milestones for IRIS; achieving FDA 510(k) clearance for the iChemVELOCITY automated chemistry analyzer and the iRICELL Workstation, and signing a Joint Development Agreement for the 3GEMS hematology platform with Fujirebio, Inc. This latest achievement provides third-party validation of our hematology program. We are also pleased to report that we have proven technological feasibility for most aspects of our image-based hematology analyzer and we expect to complete the remaining feasibility work and enter full scale product development later in 2011,” Mr. García said.
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“We continue to invest in the expansion of Arista’s high value laboratory test menu, as well as its sales and marketing operations. While this has been dilutive to earnings in the near term, the laboratory is starting to build its sales pipeline. Arista is the commercial arm of our newly created Personalized Medicine segment, which also includes our Iris Molecular Diagnostics (IMD) division, which is developing our NADiA® ultra-sensitive nucleic acid detection immunoassay platform. The laboratory will serve as a launch vehicle and direct commercial channel for our NADiA platform, beginning with NADiA®ProsVue™, a prostate cancer prognostic test, which is currently under FDA review. Our dialogue with the FDA continues and we are preparing a response to the agency’s latest request, including an accelerated sample stability study which we expect to submit to the FDA in the second quarter,” Mr. García said.
For the first quarter ended March 31, 2011, IDD business unit sales increased 4% to $23.3 million as compared to $22.3 million in the prior year period, as a result of high demand for consumables and service. IDD instrument sales decreased 17% to $6.5 million when compared with $7.9 million in the first quarter of 2010, as a result of promotional discounts offered to domestic customers which bought our remaining inventory of the predecessor chemistry analyzers in the first quarter prior to FDA clearance of iChemVELOCITY, as well as a decrease in international shipments versus the year ago quarter. The IDD instruments gross margin was 35% for the 2011 first quarter compared with 36% in the prior period, a slight reduction reflecting the promotional discounts mentioned above.
IDD consumables and service revenue grew by 16% to a record $16.7 million for the quarter, as compared to $14.4 million in the first quarter of 2010, reflecting a larger installed instrument base, increased sales of iChemVELOCITY test strips and stronger domestic demand. IDD consumables and service revenue represented 62% of consolidated revenue in the first quarter of 2011, as compared to 55% in the first quarter of 2010. IDD consumables and service gross margin was 56% for the 2011 first quarter, as compared to 59% in the prior period, primarily resulting from an increase in service personnel to support our increasing installed base.
Revenue at the Iris Sample Processing Division decreased 3% to $3.6 million for the first quarter of 2011, when compared with revenue of $3.7 million in the first quarter of 2010, due to lower service and consumable sales from some of our OEM partners, partially offset by higher instrument sales. In spite of the small reduction in revenue, the Iris Sample Processing gross margin was 54% for the first quarters of 2011 and 2010, as a result of cost control initiatives.
Marketing and selling expenses of $6.0 million in the first quarter of 2011 increased 35% when compared to $4.4 million in the prior period, primarily the result of $917,000 in expense related to the operations of Arista, as well as the full quarter effect of the initiation of direct commercial operations in Germany and UK which were gradually integrated during the first half of 2010, and higher domestic commissions and GPO fees.
General and administrative expenses in the first quarter of 2011 increased 28% to $4.8 million, when compared to $3.7 million in the prior year period, primarily due to $748,000 in personnel costs and related benefits associated with the Personalized Medicine segment.
Research and development expense for the first quarter of 2011 was $3.6 million, or 13% of revenue, compared with $3.7 million, or 14% of revenue, in the first quarter of 2010. The net decrease reflects an increase in next generation research and development activities such as the 3GEMS hematology program, offset by a $500,000 payment from Fujirebio Inc. and lower spending at Iris Molecular Diagnostics when compared to the prior year period which included expenses related to clinical studies to support the NADiA ProsVue 510(k) application.
In March 2011, IRIS entered into a Joint Development Agreement with Fujirebio Inc. for the development of the IRIS 3GEMS hematology platform. Terms of the agreement call for Fujirebio to contribute up to $6 million toward the costs of this joint development program, with an initial payment of $500,000 upon signing of the agreement and the balance to be paid upon achievement of certain milestones. In exchange, Fujirebio was granted exclusive distribution rights to the 3GEMS Hematology Analyzer in Japan. Fujirebio is currently the exclusive distributor in Japan for IRIS’s series of automated urine microscopy and chemistry analyzers.
The gain on revaluation of contingent consideration of $1.2 million reflects that current and expected future sales and earnings of Arista are forecasted to be significantly lower than the anticipated earnout milestones negotiated with the sellers at the acquisition date.
The effective tax rate for the first quarter was 11% compared with 34% for the first quarter of 2010. The lower tax rate for the first quarter of 2011 was primarily attributable to the gain on revaluation of contingent consideration which is not taxable, as well as the effect of research and development tax credits. The Company’s balance sheet remains strong with cash of $24.6 million and no debt at March 31, 2011.

Company Outlook
Our guidance for 2011 includes consolidated revenue of $117 — $123 million, representing 10-15% growth over 2010. We are updating our EPS guidance for 2011 of $0.19 — $0.21, to include the one-time favorable effect of the revaluation of contingent consideration of $1.2 million, partially offset by lower expected revenues and earnings related to Arista. This EPS guidance includes the increased dilutive impact of $0.25 — $0.30 related to Arista Molecular, which also includes the favorable effect of the revaluation.
Our 2011 guidance includes $2 — $3 million in revenue from Arista, and does not include any revenue or corresponding expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance. R&D expense is expected to be approximately 14% of revenues.
Conference Call
We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.
About IRIS International, Inc.
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 3,100 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and body fluids. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
SAFE HARBOR PROVISION
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, including the AlliedPath acquisition, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,602	$25,531
Accounts receivable, net	20,991	20,733
Inventories	11,548	10,310
Prepaid expenses and other current assets	1,739	1,661
Investment in sales-type leases, current portion	3,677	3,578
Deferred tax asset	3,862	3,135

Total current assets	66,419	64,948

Property and equipment, net	13,862	12,035
Goodwill	3,911	3,957
Intangible assets, net	9,172	9,345
Software development costs, net	2,474	2,637
Deferred tax asset	1,697	2,615
Investment in sales-type leases, non-current portion	10,171	10,002
Other assets	1,152	1,070

Total assets	$108,858	$106,609

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,111	$5,795
Accrued expenses	7,539	7,513
Deferred service contract revenue, current portion	3,238	3,205

Total current liabilities	18,888	16,513
Deferred service contract revenue, non-current portion	66	71
Other long term liabilities	146	1,374

Total liabilities	19,100	17,958

Commitments and contingencies

Stockholders’ equity:
Common stock	178	178
Preferred Stock	—	—
Additional paid-in capital	90,338	89,703
Other comprehensive income	89	140
Accumulated deficit	(847)	(1,370)

Total stockholders’ equity	89,758	88,651

Total liabilities and stockholders’ equity	$108,858	$106,609

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share data)

	For the three months
	ended March 31,
	2011	2010
Revenues
IDD instruments	$6,538	$7,889
IDD consumables and service	16,744	14,391
Sample processing instruments and supplies	3,594	3,700
Personalized medicine	63	—

Total revenues	26,939	25,980

Cost of Revenue
IDD instruments	4,265	5,068
IDD consumable and service	7,375	5,955
Sample processing instruments and supplies	1,670	1,703
Personalized medicine	522	—

Total cost of revenue	13,832	12,726

Gross profit	13,107	13,254

Marketing and selling	5,970	4,427
General and administrative	4,802	3,737
Research and development, net	3,635	3,688
Gain on revaluation of contingent consideration	(1,225)	—

Total operating expenses	13,182	11,852

Operating income (loss)	(75)	1,402

Other income (expense):
Interest income	277	237
Interest expense	(2)	(3)
Foreign currency transaction (loss) and other	385	(57)

Income before provision for income taxes	585	1,579

Provision for income taxes	62	537

Net income	$523	$1,042

Basic net income per share	$0.03	$0.06

Diluted net income per share	$0.03	$0.06

Basic — average shares outstanding	17,717	17,891

Diluted — average shares outstanding	17,812	18,025

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited — in thousands)

	For the three months
	ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$523	$1,042
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	48	—
Gain on foreign currency remeasurement	(389)	—
Gain on revaluation of contingent consideration	(1,225)	—
Deferred taxes	(66)	—
Tax benefit from stock option exercises	(3)	—
Depreciation and amortization	1,218	1,006
Common stock and stock based compensation	1,000	1,090
Changes in operating assets and liabilities:
Accounts receivable	(137)	(1,189)
Inventories	(1,167)	(307)
Prepaid expenses and other current assets	(149)	(246)
Investment in sales-type leases	(239)	(449)
Other assets	—	—
Accounts payable	2,400	1,557
Accrued expenses	(30)	730
Deferred service contract revenue	(60)	475
Other liabilities	(4)	—

Net cash provided by operating activities	1,720	3,709

Cash flows from investing activities:
Purchase of assets from European distributor	—	(671)
Goodwill adjustment	46	—
Acquisition of property and equipment	(2,661)	(118)
Software development costs capitalized	(47)	(184)

Net cash used in investing activities	(2,662)	(973)

Cash flows from financing activities:
Issuance of common stock and warrants for cash	2	28
Repurchase of common stock	(113)	(121)
Tax benefit from stock option exercises	3	—

Net cash used in financing activities	(108)	(93)

Effect of exchange rate changes on cash and cash equivalents	121	(386)

Net increase (decrease) in cash and cash equivalents	(929)	2,257
Cash and cash equivalents at beginning of period	25,531	34,253

Cash and cash equivalents at end of period	$24,602	$36,510

Supplemental schedule of non-cash financing activities:
During the three months ended March 31, 2011, the Company disposed of property and equipment with a cost and accumulated depreciation of $259 and $211, respectively.
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$67	$197
Cash paid for interest	$2	$3
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